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                                                                EXHIBIT 23.1(a)


                       CONSENT OF INDEPENDENT AUDITORS


        We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the SLM Holding Corporation Employee Stock Option Plan and the SLM Holding Corporation Directors Stock Plan of our report dated February 3, 1997, with respect to the balance sheet as of February 3, 1997 of SLM Holding Corporation and our report dated January 13, 1997 (except as to the third and fourth paragraphs of Note 2, as to which the date is April 7, 1997), with respect to the consolidated financial statements of the Student Loan Marketing Association for the year ended December 31, 1996 included in the Registration Stated (Form S-4 No. 333-21217) and related Proxy Statement/Prospectus, as amended, filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP

Washington, D.C.
January 16, 1998